Exhibit 2.1

AMENDMENT TO BUSINESS COMBINATION AGREEMENT

THIS AMENDMENT TO BUSINESS COMBINATION AGREEMENT (this “Amendment”) is entered into on April 21, 2023 by and among Social Leverage Acquisition Corp I, a Delaware corporation (“Parent”), SLAC Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and W3BCLOUD Holdings Inc., a Delaware corporation (the “Company”). Parent, Merger Sub and the Company shall be referred to herein from time to time collectively as the “Parties.”

RECITALS

WHEREAS, reference is made to the Business Combination Agreement dated as of July 31, 2022 by and among the Parties (the “BCA”);

WHEREAS, concurrently with the entry into this Amendment, Parent has entered into transfer and non-redemption agreements with certain stockholders of Parent, pursuant to which such stockholders have agreed to not seek redemption, or reverse any previously submitted redemption demand, of shares issued in Parent’s initial public offering; and

WHEREAS, the Parties desire to amend certain provisions of the BCA in accordance with Section 10.03 thereof.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Parties hereby agree as follows:

1.

Defined Terms. Unless otherwise revised pursuant to this Amendment, all capitalized terms used but not defined in this Amendment shall have the meaning assigned to such terms in the BCA and the rules of interpretation set forth in Section 1.03 of the BCA shall also apply to this Amendment.

2.	Amendments.

(a)

Section 1.1 of the BCA is hereby amended to (i) amend and restate in its entirety the term “Company AMD Convertible Notes,” (ii) amend and restate in its entirety the term “Company Equity Value,” (iii) add the term “Company Private Raise Convertible Preferred Stock” and (iv) add the term “Non-Redemption Agreements” as follows:

“Company AMD Convertible Notes” means W3BCLOUD Limited’s five percent (5%) Fixed Rate Unsecured Convertible Notes.

“Company Equity Value” means $576,417,449 (as adjusted upwards to account for any private capital funded to the Company (including in connection with the Company Private Raise Convertible Notes and Company Private Raise Convertible Preferred Stock, unless such securities are exchanged for the Private Placement Securities in connection with the Merger), and taking into account any conversion premium or discount pursuant to the terms thereof, prior to Closing).

“Company Private Raise Convertible Preferred Stock” means any preferred stock issued by the Company between the date of this Agreement and Closing, which shall be, pursuant to the terms thereof, exchanged for the Private Placement Securities in connection with the Merger, or converted into Company Class A Common Stock immediately prior to the Merger.

“Non-Redemption Agreements” means any transfer and non-redemption agreements, entered into between Parent and any stockholders of Parent, pursuant to which such stockholders agree to not seek redemption, or reverse any previously submitted redemption demand, of shares issued in Parent’s initial public offering.

(b)

Section 2.01(a) of the BCA is hereby amended to replace each reference to “Company Private Raise Convertible Notes” with “Company Private Raise Convertible Notes and Company Private Raise Convertible Preferred Stock”.

(c)	Section 2.01(b) of the BCA is hereby amended and restated in its entirety as follows:

(b) In accordance with the terms of the Company Notes, (i) the Company AMD Convertible Notes shall be repaid pursuant to the terms of the Company AMD Note Amendment, as such terms may be amended or modified prior to Closing, (ii) the Company Al Masar Notes outstanding immediately prior to the Merger shall be repaid pursuant to the terms of the Company Al Masar Note Instrument, as such terms may be amended or modified prior to Closing, (iii) the Company Jupiter Convertible Note shall convert into the Jupiter Shares, with the effect from the issuance of the Jupiter Shares the Company’s obligations under the Company Jupiter Convertible Note shall lapse and be irrevocably discharged and released by Jupiter in all respects and shall be of no further effect, in each case, in accordance with the Company Jupiter Convertible Note, (iv) the Company Private Raise Convertible Notes, if any, shall be converted into Company Class A Common Stock immediately prior to the Merger, or, at the option of the holders thereof, be exchanged for the Private Placement Securities or the securities to be issued in a Transaction Financing, and (v) the Company Private Raise Convertible Preferred Stock, if any, shall be exchanged for the Private Placement Securities or converted into Company Class A Common Stock immediately prior to the Merger.

(d)	Section 3.06(a) of the BCA is hereby amended and restated in its entirety as follows:

Conversion of Parent Common Stock. Each share of Parent Class B Common Stock that is issued and outstanding as of immediately prior to the Effective Time, but following the forfeiture of any shares of Parent Class B Common Stock pursuant to the Sponsor Letter Agreement (including the additional 1,725,000 shares to be forfeited pursuant to the amendment to the Sponsor Letter Agreement contemplated by Section 6.17) , shall automatically convert in accordance with the terms of the Parent Certificate of Incorporation into one (1) share of Parent Class A Common Stock. All of the shares of Parent Class B Common Stock converted into shares of Parent Class A Common Stock shall no longer be outstanding and shall cease to exist, and each holder of shares of Parent Class B Common Stock shall thereafter cease to have any rights with respect to such securities;

(e)	Sections 6.16, 8.02, 8.10, 8.11 and 9.01(a) of the BCA are each hereby amended to replace each reference to “New York Stock Exchange” with “Nasdaq Stock Market LLC”.

(f)	Section 6.17 is hereby amended and restated in full:

Parent has delivered to the Company a true, correct and complete copy of the Sponsor Letter Agreement. The Sponsor Letter Agreement is in full force and effect and has not been withdrawn or terminated, or otherwise amended or modified (except as amended in connection with the Amendment to this Agreement, dated as of April 21, 2023 to forfeit an additional 1,725,000 shares of Parent Class B Common Stock), in any respect, and no withdrawal, termination, amendment or modification is contemplated by Parent. The Sponsor Letter Agreement is a legal, valid and binding obligation of Parent and neither the execution nor delivery by Parent nor the performance of its obligations thereunder violates any provision of, or results in the breach of or default under, or requires any applicable Law. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent of any material term or condition of the Sponsor Letter Agreement.

(g)	Section 7.01(b)(ii) of the BCA is hereby amended to add the following language as a new clause (A)(4):

(4) the issuance of Equity Interests in connection with any PIPE Investment;

(h)	Section 7.01(b)(iv) of the BCA is hereby amended to add the following language at the end of clause (A):

, except for the Company Private Raise Convertible Preferred Stock,

(i)	Clause (C) of Section 7.01(b)(x) of the BCA is hereby amended to remove the following language:

pursuant to the Company AMD Note Amendment

(j)	Section 7.01(b)(x) of the BCA is hereby amended to add the following language as a new clause (F) (with the existing clause (F) becoming clause (G)):

(F) any contracts, agreements or documents in connection with the Company Private Raise Convertible Preferred Stock,;

(k)

Sections 7.02 and 8.09(c) of the BCA are each hereby amended to replace each reference to “Company Private Raise Convertible Notes” with “Company Private Raise Convertible Notes or Company Private Raise Convertible Preferred Stock”.

(l)	The BCA is hereby amended to add the following language as a new Section 7.02(n) (with the existing Section 7.02(n) becoming Section 7.02(o)):

amend or modify the terms of the Non-Redemption Agreements; or

(m)	The last sentence of Section 8.07(e) of the BCA is hereby amended and restated in its entirety as follows:

Parent shall pay the cost of such Parent Tail at the Closing as a Company Expense.

(n)	The BCA is hereby amended to add the following language as a new Section 8.23:

Non-Redemption Agreements. Parent shall enforce the terms and conditions of the Non-Redemption Agreements, including the obligations of the parties thereto to not redeem shares in connection with the consummation of the Transactions.

(o)	Section 9.03(d) of the BCA is hereby amended to (i) replace the reference to “$150,000,000” with “$40,000,000” and (ii) replace clause (iii) with the provision as follows:

(iii) amounts funded pursuant to the Subscription Agreements, the Transaction Financing, and any amount funded to the Company in the form of equity or convertible or non-convertible debt (including, but not limited to, in connection with the Company Private Raise Convertible Notes and Company Private Raise Convertible Preferred Stock)

(p)	Section 10.01(b) of the BCA is hereby amended to replace the reference to “the date that is twelve (12) months after the date of execution and delivery of this Agreement” with “February 17, 2024”.

(q)	Exhibit H of the BCA is hereby amended and restated in its entirety as set forth on Exhibit A attached hereto.

3.	Miscellaneous.

(a)

The terms, conditions and provisions of the BCA, as amended by this Amendment, remain in full force and effect. The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of any Party under the BCA, nor constitute a waiver or amendment of any provision of the BCA.

(b)	This Amendment shall be governed by, and otherwise construed in accordance with, the terms of the BCA, as though the other provisions of this Amendment were set forth in the BCA.

(c)

All references to the “Agreement” (including “hereof,” “herein,” “hereunder,” “hereby” and “this Agreement”) in the BCA shall refer to the BCA as amended by this Amendment. Notwithstanding the foregoing, references to the date of the BCA (as amended hereby) and references in the BCA to “the date hereof,” “the date of this Agreement” and terms of similar import shall in all instances continue to refer to July 31, 2022.

(d)

This Amendment may be executed in counterparts (including by means of facsimile or scanned and emailed signature pages), any one of which need not contain the signatures of more than one Party, but all such counterparts taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first written above.

SOCIAL LEVERAGE ACQUISITION CORP I

By	/s/ Paul Grinberg
Name: Paul Grinberg
Title: Executive Chairman

SLAC MERGER SUB, INC.

By	/s/ Paul Grinberg
Name: Paul Grinberg
Title: President

W3BCLOUD HOLDINGS INC.

By	/s/ Sami Issa
Name: Sami Issa
Title: Chief Executive Officer

[Signature Page to Amendment to Business Combination Agreement]

EXHIBIT A

Illustrative Calculation of the Capitalization of Parent

[See attached.]